Exhibit 10.25

[Convenience Transalation]

Roll of Deeds No. …        /2013 AG

Transacted

in this Free and Hanseatic City of Hamburg on
19 November 2013

Today there appeared before me, the Hamburg Notary

Dr. Alexander Gebele

with public office in 20095 Hamburg, Ballindamm 40

1.	Ms. Claudia Friedrichs,

born on 10 March 1971,
business address: Hohe Bleichen 11, 22354 Hamburg
identified by valid Federal Identification Card

not acting in its own name, but as agent based on a power of attorney dated 15 November 2013, deed no. 1710/2013 AG of the acting Notary, which was present in original form during the notarization and is hereby attached as notarial certified copy as annex to this Deed, on behalf of

Axiom Asset 1 GmbH & Co. KG, Hohe Bleichen 11, 22354 Hamburg, registered in the commercial register of the local court of Hamburg under HRA 106269

– “Seller” –;

2.	Dr Marc Scheunemann, born on 24 March 1973, business address: Heuking Kühn Lüer Wojtek, Georg-Glock-Str. 4, 40474 Düsseldorf personally known not acting in its own name, but as agent based on a notarially certified and apostilled power of attorneys dated 6 November 2013, which was present in original form during the notarization and is hereby attached as notarial certified copy as annex to this Deed, on behalf of

ARC RMNUSGER01, LLC, a company incorporated under the laws of the State of Delaware, with registered address 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA.

– “Purchaser” –,

Evidence of due representation will be submitted separately and shall be attached by the Notary to the original of this deed.

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– Seller and Purchaser shall be hereinafter referred to collectively as “Parties” and separately as “Party” –

The Notary explained the conflict of interest prohibition pursuant to Section 3 para. 1 no. 7 of the German Notarial Recording Act (BeurkG). The persons appearing negated the question of the Notary as to whether there is any prior involvement within the meaning of this provision.

Thereupon, the persons appearing declared the following to be recorded in writing.

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Table of Contents

List of annexes	4

Preamble	5

§ 1 Property	5

§ 2 Sale and Encumbrances	6

§ 3 Purchase Price	6

§ 4 Payment of the Purchase Price	8

§ 5 Transfer Date	11

§ 6 Seller’s guarantees; no further liability of Seller	12

§ 7 Legal consequences	15

§ 8 Environmental Harm	17

§ 9 Lease agreement	18

§ 10 Contracts related to the Property	19

§ 11 Succession in Right; Third Party Consent; Assignment by Seller	20

§ 12 Creation of land charges	21

§ 13 Right of revocation	22

§ 14 Priority notice of conveyance, Transfer of Title	22

§ 15 Notices, Declarations	24

§ 16 Costs, Taxes	24

§ 17 Assignment	25

§ 18 Implementation of this Agreement	25

§ 19 Final Provisions	26

§ 20 Instructions	26

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List of annexes

Annex 1	Encumbrances

Annex 2	Declaration by Rheinmetall AG

Annex 3	List of documents

Annex 4	Lease Agreement

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Preamble

The Seller intends to enter into a sale and purchase agreement relating the Property (as defined below) (the “Agreement”).

The registered owner of the Property being sold by means of this Purchase Agreement is Captiva Industrial Asset GmbH & Co. KG. According to the excerpt from the commercial register (Handelsregister) at the Hamburg Local Court (Amtsgericht) under HRA 106269 on the date hereof, the name of this entity was changed to Axiom Asset 1 GmbH & Co. KG, with such change having taken effect as of 20 December 2007.

§ 1
Property

1.1	The Seller is the owner of the following properties that are registered in Folio 4003 of the land register (Grundbuch) of Neuss held at the Neuss Local Court (Amtsgericht):

Ser. no. 27, cadastral section 59, parcel 121, Leuschstrasse 1, size: 380 m²

Ser. no. 33, cadastral section 59, parcel 134, Leuschstrasse 1, size: 2,369 m²

Ser. no. 39, cadastral section 59, parcel 143, Leuschstrasse 1, Alfred-Pierburg-Str. 1, size: 11,410 m²

Ser. no. 47, cadastral section 59, parcel 195, Alfred-Pierburg-Str. 1, size: 17,387 m²

Ser. no. 48, cadastral section 59, parcel 144, Leuschstrasse 1, size: 2,100 m²

Ser. no. 49, cadastral section 59, parcel 194, Leuschstrasse 1, size: 3,011 m²

Ser. no. 63, cadastral section 59, parcel 187, Leuschstrasse, size: 267 m²

Ser. no. 65, cadastral section 59, parcel 133, Gladbacher Strasse 477, size: 2,961 m²

Ser. no. 66, cadastral section 59, parcel 63, Leuschstrasse 11, size: 3,113 m²

Ser. no. 67, cadastral section 59, parcel 193, Leuschstrasse, size: 447 m²

Ser. no. 68, cadastral section 59, parcel 192, Leuschstrasse, size: 2,511 m²

Ser. no. 69, cadastral section 59, parcel 191, Leuschstrasse, size: 733 m²

The items of property listed above shall be hereinafter collectively referred to as the “Property”. Various commercial buildings, amongst others, are located on the Property.

1.2	The Property is encumbered with the encumbrances set out in Annex 1 (“Encumbrances”). The Purchaser confirms that it has examined the land registers as well as the land register files for the Property and the neighbouring real properties on its own and has conducted the necessary inquiries in order to analyze the encumbrances under property law (dingliche Belastungen) on the Property.

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§ 2
Sale and Encumbrances

2.1	The Seller hereby sells the relevant Property owned by it, together with all related rights and components, including the buildings standing thereon, to the Purchaser who accepts the sale (hereinafter “Purchase Items”). The Purchase Items do not include the equipment (Zubehör), nor do they include the items and components that are necessary for the tenant to operate its business, nor any items or devices brought onto the Property by the tenant, nor any business devices (Betriebsvorrichtungen) within the meaning of § 68 German Valuation Act (BewG).

2.2	As and from the Transfer Date the Purchaser assumes, under full release of the Seller and without further consideration, all Encumbrances in section II of the land register as well as (i) all building charges (Baulasten) existing for the Purchase Items and (ii) all encumbrances and registrations registered or made with the consent or cooperation of the Purchaser, including all agreements and arrangements (schuldrechtliche Vereinbarungen) contained in the consent deeds underlying the aforementioned Encumbrances and registrations.

The Purchaser does not assume any encumbrances in section III of the land register unless they have been granted by the Purchaser, or with the consent of the Purchaser in connection with the Purchaser's financing of the acquisition. The existing land charges that are registered in section III of the land registers shall be deleted as provided for in particular in § 4.1 of this Agreement. The Seller undertakes to arrange for the relevant lien release (Pfandhaftentlassung) to be effected. The Parties herewith consent to (bewilligen) and apply for (beantragen) the deletion of the land charges in the land register.

2.3	The Purchaser further assumes, under full release of the Seller and without further consideration, all existing restrictions and encumbrances, building encumbrances as well as all encumbrances and building charges for which registration has been requested or which are not apparent from the land register and the register of public building charges, especially limitations and encumbrances which are not capable of being registered or pre-German Civil Code/BGB encumbrances (altrechtliche Dienstbarkeiten), or result from the law on neighbours or under the law on historic sites.

§ 3
Purchase Price

3.1	The net purchase price for the Purchase Items (“Purchase Price”) amounts to

EUR 21,400,000
(in words: Euros twenty-one million four-hundred- thousand).

The Purchase Price is increased by EUR 100,000 (in words: Euros one-hundred-thousand) if by 31 December 2014 the rating for Rheinmetall AG’s long-term liabilities has been upgraded by Moody’s Investors Services (“Moody‘s”) from currently Ba1 to at least Baa3 pro; the date of the information letter of Moody’s to Rheinmetall AG shall be decisive (“Additional Purchase Price”).

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3.2	An increase (exceeding the increase pursuant to § 3.1) or a reduction of the Purchase Price is excluded, and the Purchase Price is particularly independent from the location, size or condition of the Purchase Items (including the location, size or condition of the buildings constructed on them). In the event a subsequent survey should show that the Purchase Items or parts thereof (including the buildings) are located differently, are of a size that deviates from the size allocated to them in the relevant land register or in any other public or private document, evaluation or the like, or are in better or worse condition than the one assumed by the Purchaser, no adjustment to the Purchase Price shall be made.

3.3	The Seller hereby waives pursuant to § 9 para. 1, para. 3 sentence 2 of the Value Added Tax Act (Umsatzsteuergesetz, UStG) the tax exemption (Umsatzsteuerbefreiung) pursuant to § 4 no. 9 a) Value Added Tax Act and takes the option of value added tax with respect to the sale of the Purchase Items under this Real Estate Purchase Agreement. In the event the competent tax authorities should not accept the aforementioned waiver of the tax exemption declared by the Seller, the Seller is entitled to declare such waiver in a notarized amendment to this Agreement in accordance with the requirements set forth by the tax authorities and to the maximum extent legally permitted. The Purchaser shall fully cooperate; the Purchaser and the Seller shall bear the fees for this notarization in equal haves.

3.4	However, the Parties undertake to treat the performance to be rendered on the basis of this Purchase Agreement as a non-taxable sale of a going concern pursuant to § 1 para. 1a Value Added Tax Act vis-a-vis the tax authorities. To this end, the present clauses of this Agreement and all information necessary to assess whether the transaction is taxable shall be disclosed to the tax authorities by the Parties to this Agreement. Accordingly, this Agreement or an invoice in this regard pursuant to §§ 14, 14a Value Added Tax Act shall not account for any value added tax.

3.5	To the extent that the tax authorities treat the acquisition as a taxable transaction and as being subject to tax by virtue of the option declared herein, the Seller immediately informs the Purchaser in writing regarding position of the tax authorities. Further, the Seller shall issue an invoice to the Purchaser pursuant to §§ 14, 14a Value Added Tax Act, taking due account of § 13b para. 2 no. 3 Value Added Tax Act. The Purchaser shall be obliged to calculate the value added tax on the Purchase Price and to pay it to the relevant tax office applicable to the Purchaser.

3.6	To the extent that the tax authorities accept that the transaction be treated as a non-taxable sale of a going concern, then the Purchaser shall assume the position of the Seller pursuant to § 15a Value Added Tax Act with regard to the input tax adjustment periods applicable to the Seller up to that point. The Seller shall provide the Purchaser with information necessary to make input tax adjustments and to submit copies of the respective documents.

3.7	If and to the extent the tax authorities refund input taxes pursuant to § 15a Value Added Tax Act which are related to supplies received for the Purchase Item until the Transfer Date, the Purchaser shall immediately notify the Seller in writing and pay the refund to the Seller. The Purchaser shall, in case of an onward transfer of the Purchase Item or parts thereof, contractually commit its legal successor to fulfil the Purchaser’s obligations under this § 3.7 vis-à-vis the Seller. If and to the extent the tax authorities asses input tax adjustments vis-à-vis the Purchaser, which relate to services for the Purchase Item prior to the Transfer Date, the Purchaser will inform immediately the

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Seller and the Seller will indemnify and hold harmless the Seller from the input tax adjustments.

3.8	The Purchaser and the Seller guarantee each that they are entrepreneurs (Unternehmer) within the meaning of § 2 Value Added Tax Act. The Seller guarantees that until the Transfer Date the Purchase Item has exclusively been used for business related purposes, that only lease being subject to and not exempt from VAT has been performed and that in the past no input tax adjustments pursuant to § 15a Value Added Tax Act had been conducted or should have been conducted. The Purchaser guarantees that the purchase serves business related purposes only. The Purchaser affirms that it intends to continue to permanently lease out the Purchase Items acquired. To the extent a sale of a going concern of – different to § 3.3 – a waiver pursuant to § 9 para. 1, para. 3 sentence 2 of the Value Added Tax Act is not feasible based on reasons for which the Purchaser is responsible, the Purchaser shall compensate to the Seller all disadvantages.

3.9	If and to the extent the transactions contemplated by this Agreement do not qualify as a sale of a going concern, and the Seller qualifies as a debtor of value added tax which is levied on the transactions pursuant to § 13a Value Added Tax Act, the Purchase Price shall be increased accordingly. The Seller shall issue in this respect a separate invoice pursuant to §§ 14, 14a Value Added Tax Act. The payment of the increased purchase price pursuant to § 3.9 shall be due 10 (ten) Banking Days following to the receipt of the separate invoice. Potential disadvantages resulting from the Seller qualifying as a debtor are borne by the Purchaser.

§ 4
Payment of the Purchase Price

4.1	A portion in the amount of EUR 20,330,000 (in words: Euro twenty million three- hundred-thirty-thousand) (“Purchase Price Portion 1”) is due on 30 December 2013, but at the earliest 5 (five) Banking Day (banking days being days on which banks are open for service in Frankfurt am Main, “Banking Days”) after the officiating Notary has notified the Purchaser (in advance by fax and by email, with the date of the faxed letter being decisive here) that for the Purchase Items

(1)	the registration of the priority notice of conveyance (Auflassungsvormerkung) pursuant to § 14 has occurred, and that this priority notice of conveyance is superseded in priority only by the Encumbrances referred to in § 2.2 that are to be assumed by the Purchaser and those encumbrances for the registration of which the Purchaser has granted consent or has cooperated; and

(2)	the Notary has received the necessary declarations of waiver or negative certificates from the competent municipality (Gemeinde) with regard to its statutory pre-emption right (Vorkaufsrechte) pursuant to § 24 et. seqq. of the German Construction Code (BauGB),

(3)	the Notary has received cancellation documents for all encumbrances not being assumed by the Purchaser pursuant to § 2.2 which rank ahead of the priority notice of conveyance pursuant to § 15, provided that those cancellation documents are free and clear of conditions or only subject to the condition that

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the documents may only be used after payment of an amount which is in total not higher than the Purchase Price for the Purchase Item, and

(4)	the Notary has received a declaration from Rheinmetall AG in favor of the Purchaser which corresponds to Annex 2 with the escrow request to only hand out this declaration to the Purchaser after the declaration of Rheinmetall AG dated 27 June 2007 and provided to the Notary as an original, today, has been returned to Rheinmetall AG and the Purchase Price has been completely paid.

(payment conditions pursuant to (1) to (4) hereinafter together the “Payment Conditions”).

4.2	On the due date, the Purchaser is entitled and obligated to pay the Purchase Price Portion 1 directly to the beneficiary of the land charges referred to in § 4.1(3) above into the following bank account:

Recipient:	FMS Wertmanagement AöR

Name of Bank:	HSBC Trinkaus & Burkhardt

BIC:	TUBDDEDDXXX

IBAN:	DE20300308800005136016

Reference:	„Axiom Asset 1 / 8201101720“

4.3	A portion in the amount of EUR 1,070,000 (in words: Euro one million seventy- thousand) (“Purchase Price Portion 2”) is due on 27 December 2013.

If the Payment Conditions are fulfilled by 27 December 2013, the Purchaser is obligated to pay the Purchase Price Portion 2 on the due date directly to the bank account specified in § 4.2.

If the Payment Conditions are not fulfilled by 27 December 2013, the Purchaser is obligated to pay the Purchase Price Portion 2 to a trust account of the officiating Notary. The officiating Notary is irrevocably instructed to pay the Purchase Price Portion 2 to the account specified in § 4.2 once all the Payment Conditions have been fulfilled. Further, the officiating Notary is irrevocably instructed to pay the Purchase Price Portion 2 to an account to be specified by the Purchaser if one of the Parties withdraws from this Agreement pursuant to § 4.9 after the Payment Conditions have not been fulfilled by 31 March 2013 (unless the Parties jointly and in written form instruct the officiating Notary to conduct another form of payment). The costs for the trust account shall be borne by the Purchaser.

4.4	The Purchaser may at any time – following written notification being provided to the Seller with a notice-period of not less than 2 Business Days – waive individual prerequisites mentioned in § 4.1 and may, thus, render the Purchase Price becoming due earlier.

4.5	The Notary is instructed to arrange for the fulfilment of the Payment Conditions mentioned in § 4.1 nos. (1) to (4) for the Purchase Price becoming due without undue delay.

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4.6	The Additional Purchase Price of EUR 100,000 (in words: Euros one-hundred-thousand) is due within 10 (ten) Banking Day after Moody’s has upgraded the rating for Rheinmetall AG’s long-term liabilities to at least Baa3 and the Seller has notified the Purchaser in written form (in advance by fax and by email, with the date of the faxed letter being decisive here). The Additional Purchase Price shall be paid on an bank account to be specified by the Seller in the aforementioned notification.

4.7	A set-off, any retention right, and any right to refuse performance against, in each case, the claim for the Purchase Price (or portions thereof that may otherwise become due) is excluded unless the set-off or the retention rights or right to refuse performance is based on undisputed or finally adjudicated claims.

4.8	The Parties agree that the maturity notice of the Notary pursuant to § 4.1 is an "initial event" (vorausgehendes Ereignis) in the meaning of § 286 para. 2 no. 2 German Civil Code (Bürgerliches Gesetzbuch, "BGB"); therefore, the Purchaser will be in default without any reminder being required from the Seller if the Purchaser does not make payment in time.

It is not decisive for the timeliness of the payment when the money is sent but only when it is completely and irrevocably credited to the account of the beneficiary of the land charges and to the account of the Seller, as provided for in this Agreement. If and to the Purchase Price is completely made in time, the respective amount bears interest at the annual rate of 5 percentage from when the payment was due. The base interest rate applicable at the due date will be used as the basis for calculating interest for the entire period of time. All other rights and claims of the Seller remain unaffected.

4.9	If the Purchase Price has not been completely paid by 31 March 2014 (the “Long Stop Date”), each Party that is not responsible for the Payment Conditions pursuant to § 4.1 nos. (1) to (4) having not been met may withdraw from this Agreement. Further, the Seller is entitled to withdraw from this Agreement prior to the Transfer Date pursuant to § 5.1 if the Purchaser has not paid the Purchase Price Portion 2 by 27 December 2013 as provided in § 4.3.With respect to pre-emption rights, § 4.12 shall apply.

The consequences of a withdrawal shall be determined pursuant to §§ 346 et seq German Civil Code (Bürgerliches Gesetzbuch, "BGB"); however, the Seller shall be entitled to the Purchase Price Portion 2 and to be paid to the Seller in case of a withdrawal pursuant to § 4.9 first sentence, if the Payment Conditions pursuant to § 4.1 nos. (1) to (4) have been fulfilled by 31 March 2014. In the aforementioned cases, further damage claims of the Seller (in particular damage claims with regard to a loss of profits) shall be excluded.

The costs of a land register and notarial rescission shall be borne by the Purchaser. If the withdrawal is based on the non-fulfilment of the Payment Conditions pursuant to § 4.1 nos. (1) to (4) and if the Seller is responsible for such non-fulfilment, the Seller reimburses – deviating from § 16.1 – the costs of the notarization to the Purchaser.

Other payment obligations of the Purchaser bear as from the due date interest at the annual rate of 8 (eight) percentage above the base interest rate (of the European Central Bank), without the requirement of a prior reminder. This also applies to late payments of the Purchase Price or portions thereof after 31 March 2014. Further claims of the Seller shall remain unaffected.

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The declaration of Rheinmetall AG provided to the Notary with the escrow pursuant to § 4.1(4) shall be returned in case of a withdrawal to Rheinmetall AG and the declaration of Rheinmetall AG handed over by the Seller shall be handed over to the Seller.

4.10	With regard to the obligation to pay the Purchase Price (incl. default interest, if any) under this Agreement the Purchaser herewith submits to immediate enforcement of this Agreement into all of the Purchaser's assets. For purposes of enforcement and in order to satisfy the requirement of certainty in enforcement proceedings, interest is deemed to be owed as of 1 January 2014. The Notary is irrevocably instructed by the Parties to issue an enforceable official copy (Ausfertigung) of this Agreement not prior to 1 May 2014 to the Seller without any additional proof of the facts establishing the due date of the Purchase Price being required.

4.11	The Seller shall confirm to the Notary (with a copy to the Purchaser) in writing as and when the Purchase Price has been completely paid in accordance with this Agreement.

4.12	If a third party makes use of any pre-emption right it might have for the Purchase Items or parts thereof, the Seller is entitled to withdraw from this Agreement with respect to the relevant property concerned, with a corresponding adjustment of this Agreement, in particular with a reduction of the Purchase Price. In the event of the exercise of a pre-emption right, the Seller assigns its claims under the contract with such third party in this regard to the Purchaser to the extent that the Purchaser has already rendered payment. The Purchaser accepts the assignment and waives all rights and claims vis-à-vis the Seller which result or might result from the exercise of the pre-emption right, provided that in case the pre-emption right is exercised the Purchaser does not bear any costs for the notarization and will in this regard be indemnified by the Purchaser.

§ 5
Transfer Date

5.1	The transfer of possession of the Purchase Items will take place on 31 December 2013, 23.59 hours (the “Transfer Date”).

5.2	On the Transfer Date, the possession, the use and the other benefits of the Purchase Items as well as the burdens (Lasten) and costs, the risk of accidental deterioration and accidental loss as well as the standard duty of care (Verkehrssicherungspflicht) (to the extent that the foregoing lies with the Seller) pass to the Purchaser and the Purchaser assumes all rights and duties resulting from the ownership of the Purchase Item. The Purchaser shall indemnify the Seller as of the Transfer Date against all obligations resulting from the possession and ownership of the Purchase Item and its economic transfer to the Purchaser. The obligations, burdens and costs will be accounted for as of (abgerechnet auf) the Transfer Date. The public and private burdens and costs borne or still to be borne in advance by the Seller for the period after the Transfer Date, especially the property tax, shall be reimbursed by the Purchaser to the Seller without undue delay. § 10 shall be applicable to the existing lease agreement. Costs borne by the Purchaser for the period prior to the transfer shall be reimbursed by the Seller.

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The Purchaser undertakes to provide written notice to the tax authorities by the Transfer Date, that the Purchaser is taking over the relevant property tax liability as and from the date of transfer and – in so far as the Purchaser has not yet become the owner – that the Purchaser will settle the Seller’s property tax liability with the due intention of settling the liability of another (mit Fremdtilgungswillen).

5.3	The Seller will hand over to the Purchaser all records kept by it and being required for the further operation of the Purchase Item, in particular the documents listed in Annex 3, within one month of the Transfer Date at the latest (with the exception of tax-related records, which are to be presented within a period of 3 months), other than records that (i) the Seller is legally required to retain, or (ii) are part of the corporate documents of the Seller. The Seller will hand over originals – provided originals are available – and is authorized to retain copies of all records to be handed over. The Seller will provide copies of the documents mentioned under (i).

5.4	The Purchase Items are sold with the connection to public services existing on the Transfer Date. Contributions for connections to public services under § 127 para. 1 BauGB, levies under § 127 para. 4 BauGB, other contributions and claims similar to contributions (beitragsähnliche Forderungen) as well as owner contributions (Anliegerbeiträge), including claims for reimbursement of costs as well as the corresponding costs for connections to utilities companies (Ver- und Entsorgungsträger), are borne by the Purchaser, to the extent that the aforementioned have been determined by the time of transfer. The Seller declares that it is not aware of any such works having been commenced. This also applies to any structures subject to a contribution that have already been commenced. To the extent that the Seller has made advance payments for the above mentioned obligations and the Purchaser receives a reimbursement, the Purchaser is required to forward the reimbursed amounts to the Seller without undue delay. The Purchaser is obliged to inform the Seller in writing without undue delay about any reimbursements. The Parties will indemnify each other against any assertion of claims which is contradictory to the afore made allocation in their internal relationship.

§ 6
Seller’s guarantees; no further liability of Seller

6.1	The Seller warrants to the Purchaser in the form of an independent guarantee (within the meaning of § 311 para. 1 German Civil Code (BGB)) that the following statements are correct as of the date of notarization of this Agreement (the “Signing Date”) and – only if so expressly indicated – on the Transfer Date:

6.1.1	The Seller is the owner of the Purchase Items on the Transfer Date.

6.1.2	In the period up to the Transfer Date, the Seller has not consented to, or applied for any encumbrances on the Property that have not yet been entered and would have to be entered in the land register or in the register of public building charges. This excludes any encumbrances that involved the Purchaser’s participation.

6.1.3	The Seller has not assigned any rental claims which effective beyond the Transfer Date.

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6.1.4	The Seller is not aware that any structure located on the Property does not comply, in a substantial way, with the requirements of public planning and building regulations. Furthermore, the Seller has no knowledge of any orders or decisions made by planning and building authorities that have not been complied with and that would lead to a substantial restriction on the use and enjoyment of the Purchase Items.

6.1.5	The Seller is not aware of any material defects of the roof and facade of the Purchase Items.

6.1.6	The Seller is not aware that any neighbour agreements (Nachbarschaftsvereinbarungen) that have not been disclosed to the Purchaser in the data room or of which the Purchaser has gained knowledge and that could lead to a substantial restriction on the use and enjoyment of the Purchase Items.

6.1.7	Except as expressly set forth above in this Agreement, the Seller is not giving any express or implied guarantees, especially not for the size or the quality of the Purchase Item or for the Purchase Item being free of recognizable or hidden defects (including defects of the buildings constructed on it). The Seller especially points out that the buildings constructed on the Purchase Item are to a large extent used buildings, the substance of which has been subject to wear and tear. To the extent that the Seller makes declarations regarding its knowledge in this § 6 or at any other point in this Agreement, the Seller indicates that ever since the Seller purchased the real estate in 2007, it has been operated and managed by the tenant and Rheinmetall Immobilien GmbH, respectively, and that the Seller has not carried out any enquiries or investigations that go beyond its actual existing knowledge, which is essentially based on information from the tenant and/or from Rheinmetall Immobilien GmbH, and that, in particular, it has not carried out regular inspections pursuant to the Lease Agreement.

All further claims and remedies (incl., for instance, warranty claims (Gewährleistungsrechte), the right to dispute (Anfechtung)) of the Purchaser with regard to legal and factual defects (Rechts- und Sachmängel) of the Purchase Item, or any other circumstances, irrespective of their legal nature, are hereby expressly excluded. None of the expectations or assumptions of the Purchaser represent joint expectations of the Parties so that an adjustment of this Agreement based on the principles on frustration of the basis of the transaction (Störung der Geschäftsgrundlage) is excluded.

6.2	The Purchaser and its experts have viewed and examined the Purchase Item in detail. The Purchaser has had sufficient opportunity to conduct inquiries on all issues relating to the Purchase Item and to obtain all information and records with regard to all circumstances relating to the Purchase Item, including circumstances that relate to the construction, use and operation of the Property, which are important under standard criteria for such real properties for the legal, technical and commercial evaluation of the Purchase Item and their use. The Purchaser confirms that its questions posed in advance of conclusion of this Agreement have been adequately answered and that the Purchaser has asked all questions which are of importance for its evaluation and decision to purchase. The Purchaser expressly declares that it has taken into account and assumes the risk that circumstances not guaranteed by the Seller were not subject to the examination by the Purchaser, or that the results of the examination (including inquiries with the Seller) could turn out to be incorrect.

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6.3	Unless otherwise agreed under this Agreement, the Purchase Item will be taken over by the Purchaser in the condition it is on the Transfer Date, i.e. the sale is made on an "as is where is" basis. The Seller is not liable for deterioration appearing in the Purchase Items up until the Transfer Date that is merely down to normal wear and tear. If and to the extent that a deterioration or damage is covered by insurance, such deterioration or damage is to be taken on by the Purchaser and the Purchaser is then entitled to require the surrender of the insurance benefit from the Seller, but in the event that the Seller is liable, only in lieu of compensation for the deterioration or damage by the Seller. Other rights and claims of the Purchaser for any deterioration of or damage to the Purchase Item are excluded.

6.4	The Seller is not liable for the accuracy and completeness of the information and records received by the Purchaser from third parties prior to conclusion of this Agreement. The information made available in the digital data room and the physical data room, unless such liability has been expressly excluded in this Agreement, have been compiled by the Seller in accordance with the care of a prudent real estate businessman. However, the Seller notes that the documents provided in the data room, have been predominantly provided by the tenant and Rheinmetall AG or affiliates of Rheinmetall AG and that the Seller has not reviewed these documents with regard to correctness and completeness and that hence, the Seller does not assume any liability for the correctness and completeness of these documents. However, the Seller is not aware of any material defects of the documentation and in this regard, is also liable for gross negligence. The information provided to the Purchaser from the digital data room has been saved, in full, on a CD-ROM which has been handed over to the notary who shall take it into custody. The notary shall only release the CD-ROM upon request of both Parties, but each Party may at its own costs request at any time before copies of such CD-ROM. The Seller reserves the right to prove that additional documents and information were provided to the Purchaser.

6.5	If and to the extent the Purchaser is held liable for taxes of the Seller pursuant to § 75 of the General Tax Code (Abgabenordnung, AO), the Seller indemnifies and holds harmless the Purchaser from all tax liabilities. The real property tax until the Transfer Date shall be borne by the Seller and thereafter by the Purchaser; the Parties eachother indemnify from any adverse liability.

The Purchase is obligated to notify within one month following to the Transfer Date pursuant to § 5.1 of this Agreement the opening of an enterprise pursuant to § 138 General Tax Code (Abgabenordnung, AO).

The Parties will inform each other in written form with respect to all measures of the tax authorities which can result in claims under § 6.5 or § 3 of this Agreement (within ten Business Days following to the receipt by circulation of a copy of the underlying tax assessment). The Parties will support each other with regard to the defence of claims of the tax authorities. The Purchaser is obligated to appeal tax and liability assessment if requested by the Seller; the costs for such proceedings shall be borne by the Seller.

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§ 7
Legal consequences

7.1	If one of the Seller’s guarantees according to § 6.1 and § 9.5 of this Agreement or explanations of the Seller should prove to be incorrect, the Purchaser shall, to the extent it suffered damages therefrom, have the right to demand from the Seller that the Seller, within an appropriate period of time of not less than three months after receipt of such written demand, put the Purchaser into a position which would exist if such statement(s) were correct (Naturalrestitution). The Seller is free to refuse such demand.

If within such period the Seller does not remedy the situation, the Purchaser has the right to demand monetary damages from the Seller for losses incurred directly as a result of such breach. This shall also apply to lost rent income. Losses within the meaning of this clause shall not include internal expenses of the Purchaser or consequential damages (Folgeschäden), such as tax disadvantages or potential lost capital gains (entgangener Veräußerungsgewinn), e.g. from the resale of the Purchase Item, or disadvantages under any financing taken out by the Purchaser.

7.2	Other rights, claims, and legal remedies of the Purchaser than those set forth in § 8.1, including the right to withdraw from this Agreement or to demand the cancellation or unwinding of this Agreement by way of damages, are excluded.

7.3	Any liability of the Seller is excluded to the extent that the Purchaser had knowledge or to the extent that the Purchaser’s grossnegligence resulted in a lack of knowledge (positive Kenntnis oder grob fahrlässige Unkenntnis) of facts that lead to the breach of a guarantee. All documents, data, information, and circumstances that were made available to the Purchaser or the Purchaser's affiliates or advisors in the Data Room or otherwise prior to entering into this Agreement are deemed to be known to the Purchaser.

To the extent that the knowledge, the lack of knowledge or the presumed knowledge (Kennenmüssen) of the Purchaser is determinative in connection with this Agreement, the term "Purchaser" includes the following persons:

Sanjay Sethi, Hillary Evans;

Kathrin Fischer, Dr. Marc Scheunemann;

Dr. Gabriele Lüft, Peter Möller; and

Dr. Stefan Wachter, Marcus Roth, Severine Huber.

7.4	Any rights and claims of the Purchaser shall further be excluded if and to the extent

(1)	the Seller has corrected any damage in time; or

(2)	the Purchaser has violated its duty to minimize harm (§ 254 BGB); or

(3)	the harm is covered or compensated by a third party (especially an insurance company); or

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(4)	the Purchaser has not informed the Seller in writing within 2 months after obtaining knowledge of the circumstances establishing the breach of a guarantee; or

(5)	the liability is based on a change in the law, the case law or the administrative practice which occurs after the Signing Date.

7.5	The Seller’s liability shall further be limited as follows:

7.5.1	The Seller shall only be liable for any losses arising from a breach of a Seller’s guarantee(s) or incorrect explanations contained in this Agreement if and to the extent a loss with respect to an individual matter (counting together the monetary effect of matters originating from essentially the same set of circumstances) exceeds an amount of EUR 10,000.00 and then only if and to the extent that all indemnifiable losses above such threshold exceed an aggregate amount of EUR 85,000.00. The Parties clarify that the aforementioned amounts are exemption limits (Freigrenzen).

7.5.2	The liability of the Seller for all breaches of guarantees, defects, declarations erroneously made and damages of whatever nature shall in the aggregate be limited to an amount equalling 20% of the Purchase Price set forth in § 3.1 of this Agreement.

7.6	Any claims of the Purchaser against the Seller pursuant to § 7 and § 8 shall become time-barred (verjähren) upon the expiration of a period of twelve (12) months after the Transfer Date. This does not apply for the indemnity pursuant to § 6.5 which becomes time-barred after 24 months after Transfer Date.

7.7	To the extent that the Seller is liable under this Agreement for circumstances which are realized in the sphere of influence of the Purchaser, the Purchaser may only assert claims and rights against the Seller provided that the Seller is granted the full legal and factual control over all circumstances which could be relevant for the coming into existence, the continued existence or the scope of the respective liability of the Seller. The Seller shall be given the opportunity of conducting appeals and other proceedings before courts or public authorities or private third parties on behalf and in the name of the Purchaser, but at the expense and risk of the Seller. The Seller shall be informed without undue delay about all circumstances establishing liability or their consequences. The Purchaser must refrain from taking any action which could adversely affect the defence or minimization of such liability and consequences. The Purchaser is not permitted to acknowledge or otherwise settle or dispose of claims and rights of third parties which affect the liability of the Seller. The above provisions apply mutatis mutandis to claims and rights against third parties which result from the circumstances establishing the liability (claims for recourse, insurance claims, off-setting of benefits); to the extent that the Seller has already rendered performance to the Purchaser, such rights and claims belong to the Seller.

7.8	The exclusions and limitations on liability contained in this Agreement do not apply to any liability for damages based on injury to life, physical integrity or health in the event (and to the extent) the Seller is responsible for the violation of the duty, or for other damages which are the result of an intentional (vorsätzliche) or grossly-negligent (grob-fahrlässige) violation of duty by the Seller.

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§ 8
Environmental Harm

8.1	The Purchaser has been given the opportunity to view and examine the Purchase Item in detail also with regard to any Environmental Harm and has had the opportunity to obtain information of all kinds from public authorities. The Seller is not liable for the Purchase Item being free from Environmental Harm (as defined in § 8.4 below). However, the Seller declares that, apart from the expert reports and opinions listed/enclosed in Annex 3 and the environmental harm that follows therefrom or described therein, the Seller has no positive knowledge of any other environmental harm currently in existence. In case this should not correct, § 7 applies accordingly. If legally permissible any liability of the Seller resulting from Environmental Harm on the Purchase Item, regardless of its cause, its scope or the legal basis, is expressly excluded, especially any liability for claims based on violation of pre-contractual duties (§ 311 paras. 2 and 3 BGB). The Seller assigns all claims to the Purchaser, who accepts said assignment, that are held by the Seller against third parties in connection with environmental harm, with effect as of the Transfer Date. If, after the Transfer Date, the Seller should remove environmental harm itself, either by its own volition or, for instance, based on any obligations under this Agreement, then the Purchaser shall be under an obligation to effect a reassignment to this extent.

8.2	As from the Transfer Date, the Purchaser will indemnify the Seller against all obligations under public law and civil law resulting from claims, and against all costs or obligations resulting from rights, of public authorities and/or third parties (including the related external and internal costs) which relate to Environmental Harm, especially claims for inspections, monitoring, securing, cleaning up or removing such Environmental Harm and the related cost. If the Seller is called upon under public law or civil law to carry out measures to inspect, monitor, secure, clean up, remove and/or otherwise remedy Environmental Harm, the Purchaser shall carry out such measures, including all related activities (e.g. obligations to provide information to the public authorities, for example, under § 4 German Act on Environmental Harm (Umweltschadensgesetz, "USchadG") or towards affected parties) at its own costs on behalf of the Seller, failing which the Purchaser shall reimburse the costs by payment to the Seller upon the Seller’s request. If Environmental Harm is identified, each Party must inform the other Party about this without undue delay.

8.3	Any claims of the Purchaser for compensation against the Seller, especially pursuant to § 24 para. 2 BBodSchG and/or § 9 para. 2 USchadG, are excluded.

8.4	“Environmental Harm” within the meaning of this Agreement shall comprise all contamination of the ground, the air in the ground, sewage water, surface water and ground water, harmful substances and dangerous or environmentally harmful substances in and on structures (such as asbestos, PCB, mineral fibres etc.), structural and technical facilities and parts of such facilities embedded in the ground (such as foundations or bunkers), harm to species and natural environment, military materials and substances as well as waste, in each case exceeding applicable limits under applicable law or otherwise triggering any claim, pending or threatening, by any persons seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief, or arising from alleged injury or threat of injury to health, safety or the environment, or by any public authorities for enforcement, cleanup, removal, response, monitoring, containment, remedial or other actions or damages. Environmental Harm includes especially harmful changes to the ground, suspicious

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areas, pre-existing contamination and areas with suspected pre-existing contamination within the meaning of § 2 BBodSchG and dangerous substances or compounds within the meaning of the Directive 67/548/EEC in its version as of 15 January 2009 which are located in or on structures, in both instances, as supplemented by the applicable legal regulations, administrative provisions and technical guidelines, including (other) requirements under European law. Structural facilities within the meaning of the above regulation include buildings and facilities above and below the ground (including pipes, sewage lines, tanks, foundations, etc.) without regard to whether they are firmly connected to the Property and/or otherwise constitute a legal unity with the Property.

§ 9
Lease agreement

9.1	The Purchase Items are subject to the lease agreement described in Annex 4, including the addenda stated there (“Lease Agreement”). The Lease Agreement shall be handed over to the Purchaser on the Transfer Date in original form, provided the original lease in existence was by private agreement. In the event such agreement was documented in the form of a notarial deed, a notarized copy shall be provided, in excerpt form, as appropriate. In the event the Transfer Date should fall on a Sunday or public holiday, the Lease Agreement shall be handed over on the next working day.

9.2	Unless otherwise stated elsewhere in this Agreement, the transfer of the Lease Agreement to the Purchaser shall take effect as between the parties internally as of the Transfer Date, with the external effect of the transfer vis-à-vis third parties taking effect upon registration of the change in title in the land register, in each case with all attaching rights and duties.

Claims against the tenant to rent, heating and ancillary costs, as well as claims to other payments for the period up to the Transfer Date (but not including such date) shall remain with the Seller.

9.3	All claims under, or in connection with the Lease Agreement that arise or become due either on or after the Transfer Date shall vest in the Purchaser as and from the Transfer Date (including this date itself). Already at this point, the Seller hereby assigns to the Purchaser, subject to the condition precedent of the occurrence of the Transfer Date, each of its claims under or in connection with the Lease Agreement that arise or become due upon or from the Transfer Date. The Purchaser hereby accepts said assignment. The Seller hereby grants the Purchaser power of attorney, with effect as of the Transfer Date, to assert all claims arising from the landlord-tenant relationship against the tenant and to make constitutive declarations (Gestaltungserklärungen) that relate to the period from the Transfer Date onwards.

9.4	By 13 December 2013, the Purchaser and the Seller will inform the tenant in a joint letter that the Purchaser is with effect as per 31 December 2013, 23.59 hours, the new landlord and that as from 31 December 2013, 23.59 hours all payments shall be conducted on an account of the Purchaser at a German bank (“New Landlord Account”), provided that the New Landlord Account is at moment already pledged pursuant to the requirements stipulated in § 9.5 to the Seller and the bank of the account has declared that it has aware of the pledge and consented thereto.

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9.5	If the Purchaser has not paid until the Transfer Date the entire Purchase Price pursuant to § 4.1, the Purchaser is obligated – for securing a potential withdrawal claim of the Seller – to pledge as security all accounts on the New Landlord Account to the Seller. The Seller is obligated to release the aforementioned security immediately if the Purchase Price has been completely paid pursuant to § 4.1 or if a financing bank of the Purchaser as per the date of the full payment of the Purchase Price requests the release of the aforementioned security.

9.6	The Seller shall prepare the tenant’s ancillary cost statement (Nebenkostenabrechnung) for the year 2013. Payments made, advance payments collected and ancillary costs that cannot be passed on to the tenant shall all be offset against each other by the Parties with effect as of the Transfer Date.

9.7	With regard to the landlord-tenant relationships attaching to the Purchase Items, the Seller warrants, in the form of an independent guarantee (within the meaning of § 311 para. 1 German Civil Code (BGB)), that, as of the Transfer Date,

(1)	all leases, tenancy agreements and/or property use agreements regarding areas and premises in relation to the Purchase Items and in existence on this date have been stated, in full, in Annex 3;

(2)	no other leases, tenancy agreements and/or property use agreements are in existence that could be transferred over to the Purchaser pursuant to § 578 and § 566 German Civil Code (BGB);

(3)	apart from the Lease Agreement stated in Annex 3, no arrangements and/or side letters and/or collateral agreements with the tenant are in existence;

(4)	the Seller has not been given any written notice, as of this date, of any grounds that could impair the overall legal validity of the landlord-tenant relationship (this does not include any provisions that are to be classified as general terms and conditions, as appropriate).

§ 10
Contracts related to the Property

10.1	The Purchaser acknowledges that all existing insurance policies that relate to the Purchase Item will be terminated prior to or on the Transfer Date, unless they have been taken out by the tenant, and that all such terminated policies will therefore not be transferred to the Purchaser.

The Purchaser shall ensure that the Purchase Item is fully insured as from the Transfer Date.

In case the Purchase Prices has not been fully paid on the Transfer Date, the Purchaser assigns to the accepting Seller all claims relating to the property insurances to be concluded by the Purchaser. The Seller is obligated to a re-transfer if the Purchase Price has been fully paid. The Seller declares in this respect – subject to the condition precedent of the date of the full payment of the Purchase Price – the re-transfer to the accepting Purchaser.

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10.2	As from the Transfer Date, the Purchaser assumes the Property Management Agreement dated 28 June 2007 relating to the Purchased Item that was concluded between the Seller and Rheinmetall Immobiliengesellschaft mbH by entering into it in the place of, and with full discharging effect (mit schuldbefreiender Wirkung) for, the Seller. The burdens on the Purchase Items, if any, agreed in the contract that are assumed by the Purchaser are also assumed by the Purchaser. § 6.2 shall apply mutatis mutandis.

10.3	The Purchaser undertakes towards the Seller to fulfil the obligations under the contracts assumed by the Purchaser as of the Transfer Date and to indemnify the Seller against all claims by the respective contracting parties. If the assumption of, or entry into, contracts, rights, obligations or duties by the Purchaser in the place of the Seller require the consent of third parties and, the Parties will take all steps necessary to obtain such consent. As long as this consent has not been granted or has been expressly refused by the third party, the Seller and the Purchaser shall treat each other internally as if the assumption of, or entry into, the relevant contract, right, obligation or duty had effectively occurred in the external relationship with the relevant third party. If the third party refuses to grant consent, then the Seller shall give notice of termination of the relevant agreement, with such termination to take effect at the next possible date, subject to the applicable notice period.

10.4	The Seller and the Purchaser undertake, to the extent necessary, to coordinate with each other the contracts relating to the Property which are being assumed under this § 10 and to support each other in transitioning these contracts to the Purchaser, especially with regard to the respective contracting parties.

§ 11
Succession in Right; Third Party Consent; Assignment by Seller

11.1	To the extent that the Purchaser has assumed obligations in this Agreement (e.g. pursuant to § 8 or § 10) in the place of the Seller or has entered into obligations in place of the Seller, it shall also pass on corresponding obligations to its successors in right (including this obligation to pass such obligations on). The obligations must be assumed by the respective successors in right as genuine third party beneficiary contract (echter Vertrag zugunsten Dritter) for the benefit of the Seller (§ 328 BGB),.

11.2	The Seller assigns to the Purchaser, with effect as of the Transfer Date, any and all claims accruing to the Seller against Pierburg GmbH, Neuss as a result of a breach of the guarantees and declarations of quality made by Pierburg GmbH in § 7 of the purchase agreement of 28 June 2007 (Deed of the Notary Dr. Martin Lohr in Neuss, Deed Roll no. 795/2007), to the extent that they relate to the Partial Purchase Items II (Teil-Kaufgegenstand II) as defined in the aforementioned purchase agreement, with the Purchaser accepting the foregoing assignment.

11.3	To the extent that the Seller assigns contracts, rights and claims to the Purchaser under this Agreement or undertakes to do so, the Seller is not liable, to the extent not expressly provided otherwise in this Agreement, for the existence, transferability and enforceability of the assigned contracts, rights and claims or contracts, rights and claims to be assigned.

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§ 12
Creation of land charges

12.1	For the purpose of financing the Purchase Price, the Seller herewith grants power of attorney to the Purchaser, and both Parties grant power of attorney to each of the notarial clerks listed in § 18.4 below, under release from the restrictions of § 181 BGB and with a right to subdelegate the power of attorney, to encumber the Purchase Items by declaration before the Notary with one or several land charges (including joint land charges) (Buchgrundschulden, Gesamtbuchgrundschulden) in the amount of the Purchase Price plus up to 21% annual interest (commencing with the consent) and a one-time ancillary charge of up to 10 % for the benefit of a bank licensed in the European Union or the United Kingdom. The power of attorney shall also include the entitlement to submit the respective owner of the Purchase Item to immediate enforcement in the encumbered Purchase Item (including pursuant to Sec. 800 German Code of Civil Procedure), to consent to and request changes in ranking, and to issue and receive declarations of security purpose and all other declarations required to encumber the Purchase Item.

12.2	The above power of attorney may only be used before the Notary, and this only if and after

(1)	the Notary has received a written declaration from the beneficiary of the land charges that in the case of a withdrawal or other unwinding of this Agreement affecting the encumbered Property, the Seller will be provided on its first demand at the expense of the beneficiary of the land charges with the complete deletion documents (including consents to cancellation etc.) for the land charges free of conditions and in a form capable of being implemented in the land register. The declaration may provide that the aforementioned documents must only be delivered simultaneously (Zug um Zug) with the repayment of the Purchase Price (without interest), to the extent already received by the Seller at the time of the withdrawal or the unwinding; and

(2)	the documents creating the land charges provides what has been confirmed in writing by the beneficiary of the land charges, that

a)	until complete payment of the Purchase Price, the beneficiary of the land charge may only retain and enforce the land charge with regard to the Purchase Price financed and actually paid to the Seller,

b)	in the event that the Agreement is not implemented and/or (must be) unwound and/or the Seller requests deletion, in each case with regard to the Property or relevant Individual Property, the deletion of the land charges is only dependent on returning the payments having been made by the financing bank up to that time for the Purchase Price,

c)	the Seller does not assume any personal liability whatsoever.

12.3	The documents establishing the land charge must also ensure that the Seller shall be indemnified by the Purchaser on first demand against all costs incurred when creating

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the land charges and that the Purchaser will reimburse or compensate the Seller for any damages and/or other disadvantages.

12.4	The Notary referred the persons appearing to the situation that the beneficiaries of land charges normally require that, along with creating a land charge, the Purchaser also provide a notarial instrument containing an acknowledgement of debt and submit to immediate enforcement of the notarised deed, on the basis of the acknowledged claim, into all of the Purchaser's assets. The Notary informed the Purchaser of the consequences arising therefrom. The Purchaser hereby instructs the attorneys-in-fact to make the relevant declarations on its behalf regarding acknowledgements of debt and submissions to immediate enforcement upon the request of the beneficiaries of the land charges and grants a respective power of attorney to the attorneys-in-fact. The Notary informed the persons appearing of the effects of a submission to in rem and in personam enforcement.

12.5	The compliance with the restrictions set forth in § 12.2 must be checked by the Notary prior to the exercise of the power of attorney, but the compliance does not have to be proven to the land registry.

12.6	The Purchaser instructs the financing banks to make the disbursement when due in accordance with the terms and conditions of payment agreed in this Agreement, namely by a pay-out directly to the bank pursuant to sec. 4.3.

12.7	The Notary is hereby instructed to only hand over enforceable official copies of the documents establishing the land charges to the beneficiaries of the land charges if the Seller has confirmed to the Notary in writing that such beneficiaries have confirmed in writing that they will comply with this § 13.

§ 13
Right of revocation

The Purchaser and the Seller shall be entitled to revoke the present Agreement if the Purchase Items are substantially damaged prior to the Transfer Date. Substantial damage shall be deemed to be present if the Purchase Item is damaged (with the exception of normal wear and tear) to the effect that the cost of restoration exceeds 10% of the Purchase Price. If there is a lack of consensus as to the level of damage, then this issue shall be decided by an expert arbitrator to be mutually appointed by the Parties. The costs of the notarization and the completion of this Agreement and the revocation of this Agreement shall be borne in this case by the Seller, however, provided that all other costs provisions in this Agreement shall remain unaffected. All other rights of the Purchaser are excluded. The right of revocation can only be exercised within 30 days of the date on which the relevant party obtains knowledge of the grounds for revocation.

§ 14
Priority notice of conveyance, Transfer of Title

14.1	In order to secure the claim for transfer of title, the Seller consents to, and the Parties apply for the registration of a priority notice of conveyance (Auflassungsvormerkung) for the benefit of the Purchaser at the available rank (an rangbereiter Stelle) [after the

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encumbrances specified in Annex 1 in the competent land registers for the Purchase Items. The Purchaser herewith applies already for the deletion of the priority notice of conveyance simultaneously with the registration of the Purchaser as the owner provided that intervening registrations have not occurred and requests for intervening registrations do not exist to which the Purchaser has not consented or which the Purchaser has not assumed.

The right is retained to have registered, with rank prior to (mit Vorrang vor) the aforementioned priority notice of conveyance, land charges (Grundpfandrechte) as provided for in § 12. This reservation in ranking (Rangvorbehalt) may be used several times. The Seller consents to and applies for its registration in the land registers.

14.2	The Seller wishes to ensure that the priority notice of conveyances will be deleted without undue delay if and to the extent this Agreement is not implemented. For this reason, the notarial clerks listed in § 18.4 (each of them to act singly) are hereby irrevocably authorized and instructed by the Purchaser and the Seller (i) to arrange for the deletion of the priority notices of conveyances consented to pursuant to § 14.2 – also individually –, (ii) to consent to the deletion of the priority notices of conveyance in the name of the Purchaser, and (iii) to present this for registration to the land register office

(1)	in the event that

a)	the Seller has requested from the Notary the deletion of the priority notices of conveyance in a written declaration because the Seller has withdrawn from this Agreement, or the claim of the Purchaser to implement the Agreement has completely or partially ceased to exist or will completely or partially not come into existence, and

b)	the Notary has sent to the Purchaser a copy of the above request from the Seller with the instruction that the Notary will cause the deletion of the priority notices of conveyance upon expiration of 4 weeks, and

c)	the above mentioned deadline has expired without the Notary having received a different instruction from the Parties and no court decision has been presented which prohibits the execution or submission of the request for cancellation,

(2)	or the Purchaser itself has withdrawn from this Agreement (or is deemed to have withdrawn from this Agreement) or the Purchaser has issued another declaration to the Notary or the Seller which is directed towards non-performance or an unwinding of this Agreement.

14.3	The Parties request the notarization of the transfer of title (Auflassung) and declare:

The Seller and the Purchaser are in agreement that title to the Purchase Items shall pass to the Purchaser.

14.4	The Seller consents to, and the Purchaser applies for the registration of the transfer of title in the land registers. Only the first official copy of this notarial deed shall contain the declaration of the transfer of title, and this official copy as well as one simple copy each should be issued to the Seller, and the second official copy as well as a simple copy (in each case without the declaration of transfer of title) should be issued to the

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Purchaser. In addition, each Party will receive an unbound loose leaf copy (ungeheftetes Loseblattexemplar).

14.5	The request for registration of the transfer of title in the land registers shall only be submitted to the land registers provided that the Seller has confirmed to the Notary in writing or the Purchaser has evidenced, by means of a bank confirmation, that the Purchase Price (or portions thereof) set forth in § 4.3 of this Agreement has been fully received by them in accordance with this Agreement, and is/are freely available, and that the real property transfer tax has been paid.

§ 15
Notices, Declarations

15.1	All notices and declarations to the Seller or the Purchaser in connection with this Agreement must be made in writing and in the German language and must be sent by post, with a copy of the letter being sent in advance by email, or by another form of transmission previously accepted by the Seller or the Purchaser to the following address:

For the Seller:

Claudia Friedrichs

Axiom Asset 1 GmbH & Co. KG

Hohe Bleichen 11

20354 Hamburg

For the Purchaser:

Dr. Marc Scheunemann

Heuking Kühn Lüer Wojtek

Georg-Glock-Str. 4

40474 Düsseldorf.

15.2	The Purchaser appoints its above designated contact partner also as a domestic agent for receipt of declarations and for service of process for filing any complaint and for service which must be obtained in any pending litigation.

15.3	Prior to the appointment of a new domestic contact partner, the most recently designated contact partner is irrevocably deemed to be the agent for receipt of declarations and service of process.

§ 16
Costs, Taxes

16.1	The costs for the notarization and implementation of this Agreement as well as the real estate transfer tax (Grunderwerbsteuer) are borne by the Purchaser, except for the costs for the deletion of the encumbrances which are not assumed by the Purchaser; these deletion costs are borne by the Seller.

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Each Party bears the costs of its advisors.

16.2	The Purchaser undertakes to pay the court costs owed by it without undue delay upon request. Furthermore, the Purchaser will provide the Notary upon the Notary’s request with sufficient advances for costs, or to secure such costs without undue delay so that the Notary can assume the personal liability towards land register offices and public authorities.

§ 17
Assignment

17.1	This Agreement and any rights and obligations hereunder, except for the assignment of claims referred to in § 17.2, may not be assigned and transferred, pledged or otherwise disposed of, in whole or in part, without the prior written consent of the other Party hereto.

17.2	The Seller shall be entitled to assign claims to payment arising under this Agreement to financing banks.

§ 18
Implementation of this Agreement

18.1	The Notary is instructed and given power of attorney to implement this Agreement. The Notary is supposed to obtain all approvals and declarations from public authorities as well as the documents necessary for the deletion of the encumbrances registered in section III of the land register that are not assumed by the Purchaser (other than those registered in accordance with § 12). These are supposed to be valid towards all Parties upon receipt by the Notary.

18.2	The Parties grant the Notary the irrevocable power of attorney to receive declarations and accept service for all notifications, declarations and documents in connection with this Agreement and its implementation.

18.3	All applications to the land register contained in this Agreement can also be separately issued and separately withdrawn by the Notary.

18.4	The Parties grant power of attorney for themselves and their successors in right to the notarial clerks

a)	Frau Christina Priller,

b)	Frau Katharina Schümann,

c)	Frau Marion Gentz,

d)	Frau Claudia Scheel,

each with offices at Ballindamm 40, 20095 Hamburg, each individually and under release from the restrictions set forth in § 181 BGB and with the right to sub-delegate

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the power of attorney, for the purpose of issuing and receiving all declarations which may still be necessary or appropriate for the amendment, the supplement or for the implementation of this Agreement, especially with regard to the land registers. The attorneys-in-fact are especially authorized to declare or repeat the transfer of title, to issue declarations of identity and to consent to and request registration in the land registers. All declarations of the attorneys-in-fact are only valid if they are issued as notarial deeds of the Notary or if the signatures are certified before the Notary. The power of attorney also extends to issuing declarations on cancellation, corrections to this Agreement, declarations with regard to ranking and the withdrawal of applications. The power of attorney is unrestricted with regard to the land register.

18.5	The power of attorney is immediately valid, independent from any approvals by public authorities which may be required for this Agreement or other conditions to this Agreement taking effect. The powers of attorney expire eight (8) weeks after the implementation of this Agreement and of all provisions contained in it.

18.6	The power of attorney also authorizes the cancellation of the priority notices of conveyances to be registered pursuant to § 14.1 in the event of an unwinding of this Agreement. The attorneys-in-fact are instructed (only in the internal relationship between them and the Parties) to make use of the power of attorney in accordance with § 14.2.

18.7	The "Notary" within the meaning of this Agreement is the officiating notary recording this deed, his representative or his successor in office.

§ 19
Final Provisions

19.1	If any provision in this Agreement is or becomes completely or partially invalid or unenforceable, this does not affect the validity and enforceability of all other provisions in this Agreement. The invalid or unenforceable provision is deemed to have been replaced by that valid and enforceable provision which comes as close as possible to the commercial purpose intended by the Parties with the invalid or unenforceable provision. This also applies for any gaps in the provisions of this Agreement.

19.2	This Agreement, including this provision, may only be amended by written or, if necessary, notarial instrument.

19.3	To the extent legally permissible, exclusive venue of jurisdiction is in Frankfurt am Main. The Parties agree on the application of German law with regard to this Agreement and any non-contractual obligation arising out of or in connection with this Agreement.

§ 20
Instructions

20.1	The Notary advised the persons appearing that

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(1)	the Purchaser only acquires title after registration of the change in title in the land register,

(2)	the clearance certificate for real property transfer tax must be present and the court costs must have been paid in order for the registration of change in title to occur,

(3)	the Parties are jointly and severally liable under law for the real property transfer tax and such tax and the court costs must have been paid in order for the registration for the change in title to occur , and that the Property is liable for any arrears of public charges and dues,

(4)	all contractual agreements require notarization, and side agreements outside of this document can lead to the invalidity of the entire Agreement,

(5)	the competent municipality may have a statutory pre-emption right,

(6)	the notary has not inspected the land register files,

(7)	the notary has not advised on tax matters.

20.2	The Notary reviewed the land registers on the date hereof and the register of public building charges on 30 October 2013.

I have recorded and read out the transcript, of which I retain the original version and which I have recoded and read out, including its annexes, and which has been approved and personally signed by the parties concerned, as set out below, and signed and sealed by myself, the Notary:

ON BEHALF OF MR. STEPHAN ALEXANDER HERBERT FRISTCH
AXIOM IMMO GMBH
AXIOM ASSET 1 GMBH & CO. KG

Notary:	/s/ Dr. Alexander Gebel

November 15, 2013

ON BEHALF OF JESSE C. GALLOWAY
ARC RMNUSGER01, LLC

Notary:	/s/ Stephanie Leal

November 7, 2013

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